                                                                   EXHIBIT 12(a)


                             ALASKA AIR GROUP, INC.
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                        Six Months Ended June 30,
                                         1996              1995
                                        -------           -------
Earnings:
Income before income tax expense        $19,422          ($17,014)

Less: Capitalized interest                    0                 0
Add:
Interest on indebtedness                 20,875            26,398
Amortization of debt expense                576               571
Portion of rent under long-term
 operating leases representative
 of an interest factor                   39,997            37,898
                                        -------           -------
Total Earnings Available for
 Fixed Charges                          $80,870           $47,853
                                        =======           =======
Fixed Charges:
Interest                                 20,875            26,398
Amortization of debt expense                576               571
Portion of rent under long-term
 operating leases representative
 of an interest factor                   39,997            37,898
                                        -------           -------
Total Fixed Charges                     $61,448           $64,867
                                        =======           =======

Ratio of Earnings to Fixed Charges         1.32              0.74
                                        =======           =======

Deficiency                                   $0           $17,014
                                        =======           =======